                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  July 7, 2003

                                      among

                           NAUTICA ENTERPRISES, INC.,

                                 VF CORPORATION

                                       and

                         VOYAGER ACQUISITION CORPORATION

                              TABLE OF CONTENTS(1)

                                                                                       Page
                                                                                       ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definitions......................................................        1

                                    ARTICLE 2
                                   THE MERGER

Section 2.01.  The Merger.......................................................        6
Section 2.02.  Consummation.....................................................        6
Section 2.03.  Conversion of Shares.............................................        6
Section 2.04.  Surrender and Payment............................................        7
Section 2.05.  Dissenting Shares................................................        8
Section 2.06.  Stock Options....................................................        9
Section 2.07.  Adjustments......................................................       10
Section 2.08.  Withholding Rights...............................................       10
Section 2.09.  Lost Certificates................................................       10

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

Section 3.01.  Restated Certificate of Incorporation............................       11
Section 3.02.  Bylaws...........................................................       11
Section 3.03.  Directors and Officers...........................................       11

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.  Corporate Existence and Power....................................       11
Section 4.02.  Corporate Authorization..........................................       11
Section 4.03.  Governmental Authorization.......................................       12
Section 4.04.  Non-contravention................................................       12
Section 4.05.  Capitalization...................................................       13
Section 4.06.  Subsidiaries.....................................................       13
Section 4.07.  SEC Filings......................................................       15
Section 4.08.  Financial Statements.............................................       15
Section 4.09.  Disclosure Documents.............................................       16
Section 4.10.  Absence of Certain Changes.......................................       16
Section 4.11.  No Undisclosed Material Liabilities..............................       18
Section 4.12.  Compliance with Laws and Court Orders............................       19
Section 4.13.  Litigation.......................................................       19

---------------
      (1) The Table of Contents is not a part of this Agreement.

Section 4.14.   Taxes...........................................................       19
Section 4.15.  Labor Matters....................................................       21
Section 4.16.  Employee Benefit Plans...........................................       21
Section 4.17.  Intellectual Property............................................       23
Section 4.18.  Certain Contracts................................................       23
Section 4.19.  Antitakeover Statutes And Rights Agreement.......................       24
Section 4.20.  Finder's Fees....................................................       24
Section 4.21.  Opinion of Financial Advisors....................................       24
Section 4.22.  Disclaimer of Other Representations and Warranties...............       24

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01.  Corporate Existence and Power....................................       25
Section 5.02.  Corporate Authorization..........................................       25
Section 5.03.  Governmental Authorization.......................................       25
Section 5.04.  Non-contravention................................................       26
Section 5.05.  Disclosure Documents.............................................       26
Section 5.06.  Finders' Fees....................................................       26
Section 5.07 . Financing........................................................       26
Section 5.08.  Chu Purchase Agreement...........................................       26

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

Section 6.01.  Conduct of the Company...........................................       27
Section 6.02.  Stockholder Meeting; Proxy Material..............................       27
Section 6.03.  No Solicitation; Other Offers....................................       28
Section 6.04.  Tax Matters......................................................       30
Section 6.05.  Access to Information............................................       30
Section 6.06.  Notices of Certain Events........................................       31
Section 6.07.  Disclosure Schedule..............................................       31

                                    ARTICLE 7
                               COVENANTS OF PARENT

Section 7.01.  Obligations of Merger Subsidiary.................................       31
Section 7.02.  Voting of Shares.................................................       32
Section 7.03.  Director and Officer Liability...................................       32
Section 7.04.  Parent Employee Matters..........................................       35

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

Section 8.01.  Reasonable Efforts...............................................       37
Section 8.02.  Certain Filings..................................................       37
Section 8.03.  Public Announcements.............................................       37

Section 8.04.  Further Assurances...............................................       38
Section 8.05.  Confidentiality..................................................       38
Section 8.06.  Chu Purchase Agreement...........................................       39

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of Each Party..........................       39
Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary....       40
Section 9.03.  Conditions to the Obligations of the Company.....................       41

                                   ARTICLE 10
                                   TERMINATION

Section 10.01.  Termination.....................................................       42
Section 10.02.  Effect of Termination...........................................       43

                                   ARTICLE 11
                                  MISCELLANEOUS

Section 11.01.  Notices.........................................................       44
Section 11.02.  Nonsurvival of Representations and Warranties...................       45
Section 11.03.  Amendments and Waivers..........................................       45
Section 11.04.  Expenses........................................................       45
Section 11.05.  Binding Effect; Benefit; Assignment.............................       47
Section 11.06.  Governing Law...................................................       47
Section 11.07.  Jurisdiction....................................................       47
Section 11.08.  WAIVER OF JURY TRIAL............................................       48
Section 11.09.  Counterparts....................................................       48
Section 11.10.  Entire Agreement................................................       48
Section 11.11.  Captions........................................................       48
Section 11.12.  Severability....................................................       48

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of July 7, 2003 among Nautica Enterprises, Inc., a Delaware corporation (the "COMPANY"), VF Corporation, a Pennsylvania corporation ("PARENT"), and Voyager Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

                              W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of Merger Subsidiary and the Company approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, Harvey Sanders, the Harvey Sanders Grantor Retained Income Trust and David Chu are entering into a Voting Agreement (the "VOTING AGREEMENT") with respect to the voting of Common Stock with respect to the Merger;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

      "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party relating to (A) any acquisition or purchase, direct or indirect, of 40% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or over 40% of the voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 40% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 40% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 40% of the consolidated assets of the Company or
(C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 40% of the consolidated assets of the Company.

      "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

      "BALANCE SHEET" means the consolidated balance sheet of the Company and its Subsidiaries as of March 1, 2003 and the footnotes thereto set forth in the Company 10-K.

      "BALANCE SHEET DATE" means March 1, 2003.

      "BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

      "CHU AGREEMENTS" means the Chu Purchase Agreement and the Employment and Consulting Agreement dated as of the date of this Agreement among David Chu, Merger Subsidiary and Parent, as guarantor and third party beneficiary.

      "CHU PURCHASE AGREEMENT" means the Purchase Agreement dated as of the date of this Agreement among Parent, David Chu and Company, Inc. and David Chu.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMON STOCK" means the common stock, $0.10 par value, of the Company, together with the associated Preferred Stock Purchase Rights.

      "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended March 1, 2003.

      "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or on the Company's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement, other than, in the case of any of the foregoing, any such effect arising out of, resulting from or caused by, (x) the economy, financial markets or regulatory or political conditions in general and not specifically relating to, or having the effect of specifically relating to or having a materially disproportionate effect on, the Company or any of its Subsidiaries, (y) the industries in which the Company or any of its Subsidiaries operate and not specifically relating to, or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on, the Company or any of its

Subsidiaries or (z) any loss of employees, labor dispute, employee strikes, slowdowns, job actions or work stoppages or labor union activities occurring after execution of this Agreement by all parties hereto or resulting from the announcement of this Agreement or the Chu Agreements and the transactions contemplated hereby or thereby.

      "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

      "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority, agency, body or instrumentality.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "INTELLECTUAL PROPERTY RIGHT" means any (i) trademark, service mark, trade dress, logo, domain name, trade name and corporate name and all goodwill associated therewith and (ii) mask work, copyright, patent, software license, other database, domain name, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

      "INTERNATIONAL PLAN" means any material employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for defined benefit, pension or retirement benefits, unfunded deferred compensation, profit-sharing, post-retirement health or life insurance benefits, stock options, stock appreciation rights or other stock-based compensation that (i) is not a governmental, statutory or mandated plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries and
(iii) covers any employee or former employee of the Company or any of its Subsidiaries outside the United States.

      "KNOWLEDGE" of any Person that is not an individual means the actual knowledge (without any inquiry) of such Person's executive officers.

      "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "1933 ACT" means the Securities Act of 1933, as amended.

      "1934 ACT" means the Securities Exchange Act of 1934, as amended.

      "OTHER SUBSIDIARIES" means the Subsidiaries of the Company that are not Significant Subsidiaries.

      "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on either Parent's or Merger Subsidiary's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PREFERRED STOCK PURCHASE RIGHTS" means the rights issued by the Company pursuant to the Rights Agreement, as adjusted pursuant to the terms thereof.

      "RIGHTS AGREEMENT" means the Rights Agreement dated as of November 2, 2001, as amended, between the Company and Mellon Investor Services LLC.

      "SEC" means the Securities and Exchange Commission.

      "SERIES A PREFERRED STOCK" means the Series A Junior Participating Preferred Stock, par value $0.01, of the Company.

      "SIGNIFICANT SUBSIDIARY" means (i) the Subsidiaries of the Company listed in Section 4.06(a) of the Company Disclosure Schedule and (ii) any other Subsidiary of the Company that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

      "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

      "THIRD PARTY" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent and its Affiliates and their respective advisors and agents (acting in such capacity).

      Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                       SECTION
----                                                       -------
Agreement................................................   Preamble
Certificates.............................................    2.04
Company..................................................   Preamble
Company Disclosure Schedule..............................    6.07
Company Securities.......................................    4.05
Company Stockholder Meeting..............................    6.02
Company Stock Option.....................................    2.06
Company Stockholder Approval.............................    6.02
Current SEC Documents....................................    4.10
Dissenting Shares........................................    2.05
Effective Time...........................................    2.01
e-mail...................................................   11.01
Employee Plans...........................................    4.16
End Date.................................................   10.01
Exchange Agent...........................................    2.04
GAAP.....................................................    4.08
Indemnified Person.......................................    7.03
Merger...................................................    2.01
Merger Consideration.....................................    2.03
Merger Subsidiary........................................   Preamble
Merger Subsidiary Common Stock...........................    2.03
Multiemployer Plan.......................................    4.16
1989 Plan................................................    2.06
1996 Plan................................................    2.06
Other Subsidiary Securities..............................    4.06
Parent...................................................   Preamble
Payment Event............................................   11.04
Preferred Stock..........................................    4.05
Proceedings Cooperation..................................    7.03
Proxy Contest............................................    4.11
Proxy Statement..........................................    4.09
SEC Documents............................................    4.07
Significant Subsidiary Securities........................    4.06
Specified Directors......................................    7.03
Superior Proposal........................................    6.03
Superior Proposal Agreement..............................   10.01
Surviving Corporation....................................    2.01
Tax......................................................    4.14
Tax Asset................................................    4.14
Tax Return...............................................    4.14
Taxing Authority.........................................    4.14
Third Party Beneficiary..................................   11.05

TERM                                                       SECTION
----                                                       -------
Transferred Employees....................................    7.04
United States Bank.......................................    2.04
Union Contract...........................................    4.15
Voting Agreement.........................................   Recitals

                                   ARTICLE 2
                                   THE MERGER

      Section 2.01. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation and shall continue its corporate existence under Delaware Law (the "SURVIVING CORPORATION").

      (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

      Section 2.02. Consummation. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10.01, and subject to the satisfaction or waiver of the conditions set forth in Article 9, the consummation of the Merger shall take place at 10:00 a.m., New York City time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 5 Business Days, after satisfaction or waiver of the conditions set forth in Sections 9.01(a) and 9.01(c), or at such other time or place as Parent and the Company may agree.

      Section 2.03. Conversion of Shares. At the Effective Time:

      (a) each share of Common Stock held as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

      (b) each share of common stock, par value $.01 per share, of Merger Subsidiary ("MERGER SUBSIDIARY COMMON STOCK") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.10 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

      (c) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.03(a) or as provided in Section 2.05 with respect to shares of Common Stock as to which appraisal rights have been exercised, be converted into the right to receive in cash from Parent an amount equal to $17.00 (the "MERGER CONSIDERATION").

      Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing shares of Common Stock (the "CERTIFICATES") for the Merger Consideration, and Parent and Exchange Agent shall enter into an exchange agreement which shall, in form and substance, be reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in a separate fund established for the benefit of the holders of shares of Common Stock, cash sufficient to pay the aggregate Merger Consideration required to be paid for all of the Certificates at the Effective Time. For purposes of determining the Merger Consideration to be so deposited, Parent shall assume that no holder of shares of Common Stock will perfect appraisal rights with respect to such shares. Any cash deposited with the Exchange Agent shall not be used for any purpose other than as set forth in this Article 2 and shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a "UNITED STATES BANK"), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor's Corporation and P1 by Moody's Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. The earnings and interest thereon shall be paid to Parent or as Parent directs. As soon as practicable (but not more than three Business Days) after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Common Stock at the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of a Certificate in exchange for payment of the Merger Consideration (which shall (i) be in a form reasonably acceptable to each of Parent and the Company and (ii) specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

      (b) Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Common Stock represented by a Certificate. Such payment of the Merger Consideration shall be sent to such holder of shares of Common Stock promptly after receipt of such Certificate and letter of transmittal by the Exchange Agent. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

      (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

      (f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) to pay for shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

      Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, shares of Common Stock which are issued and outstanding immediately prior to the

Effective Time and which are held by a holder who has not voted such shares of Common Stock in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of Common Stock in the manner provided by Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares of Common Stock pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his shares of Common Stock under Section 262 of Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder shall forfeit the right to appraisal of such shares of Common Stock and each such share of Common Stock shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from Parent as provided in Section 2.02 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

      Section 2.06. Stock Options. (a) At or immediately prior to the Effective Time, each option to purchase shares of Common Stock granted under any employee stock option or compensation plan or arrangement of the Company (each, a "COMPANY STOCK OPTION"), whether or not exercisable or vested, shall be canceled, and Parent shall pay or shall cause the Surviving Corporation to pay each holder at or promptly after the Effective Time for each such option surrendered an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time; provided, however, that in the case of any Company Stock Option under the Nautica Enterprises, Inc. 1996 Stock Incentive Plan (Amended and Restated) (the "1996 PLAN"), if the "Change of Control Price" (as defined under the 1996 Plan) is higher than the Merger Consideration, such Change of Control Price shall be substituted for the Merger Consideration in clause (i) above.

      (b) Prior to the Effective Time, the Company shall use its reasonable efforts (without the expenditure of any funds) to obtain any consents from holders of options to purchase shares of Common Stock granted under the Company's stock option or compensation plans or arrangements that the Company deems reasonably necessary to accomplish the transactions contemplated by
Section 2.06(a). Notwithstanding any other provision of this Section 2.06(a), payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

      (c) Prior to the Effective Time, the Company shall take, or shall cause the plan administrator to take, any actions that the Company deems reasonably necessary under the State-O-Maine, Inc. 1989 Employee Incentive Stock Plan (the "1989 PLAN") to effect the transactions contemplated by Section 2.06(a) with respect to Company Stock Options under the 1989 Plan using the Merger Consideration as provided in clause (i) of Section 2.05(a).

      Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

      Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this 0 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this Article 2.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

      Section 3.01 . Restated Certificate of Incorporation. The restated certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the restated certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

      Section 3.02 . Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law.

      Section 3.03 . Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent that:

      Section 4.01 . Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the restated certificate of incorporation and bylaws of the Company as currently in effect.

      Section 4.02 . Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common

Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      (b) At a meeting duly called and held, the Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are advisable to the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of Delaware Law, (iii) approved and adopted an amendment to the Rights Agreement to render the Preferred Stock Purchase Rights inapplicable to this Agreement and the transactions contemplated hereby, (iv) approved and adopted this Agreement and the transactions contemplated hereby and (v) resolved (subject to Section 6.03(b) to recommend approval and adoption of this Agreement by its stockholders.

      Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder, (iv) as disclosed in Section 4.03 of the Company Disclosure Schedule and (v) actions or filings, the failure of which to take or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in any violation or breach of any provision of the restated certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in 0 and the receipt of the Company Stockholder Approval, result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) subject to obtaining the Third Party consents and other approvals set forth in Section 4.04(iii) of the Company Disclosure Schedule, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries that requires the payment to or from the Company or any of its Subsidiaries of more than $250,000 per year, or any governmental license, franchise, permit or other similar authorization relating to the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such violations or breaches referred to in clause (ii) and for such failures to obtain any such consent, defaults, terminations, cancellations, accelerations, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.05 . Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK") of which 400,000 shares have been designated Series A Preferred Stock. As of the close of business on July 3, 2003 there were outstanding 33,595,900 shares of Common Stock and no shares of Preferred Stock. As of the close of business on June 10, 2003 there were employee stock options to purchase an aggregate of 4,744,750 shares of Common Stock (of which options to purchase an aggregate of 3,808,800 shares of Common Stock were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company.

      (b) Except as set forth in this Section 4.05 and for changes since
June 10, 2003 resulting from the exercise of employee stock options outstanding on such date, there are (i) no outstanding shares of capital stock or voting securities of the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) except for the Preferred Stock Purchase Rights, no outstanding options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses, (i), (ii), and (iii) being referred to collectively as the "COMPANY SECURITIES"). Except as set forth in
Section 4.05(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

      Section 4.06. Subsidiaries. (a) Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, each Significant Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably likely to have, individually and in the aggregate, a Company Material Adverse Effect.

Each Other Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, except for such failures to be duly incorporated, validly existing and in good standing which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. Each Other Subsidiary has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably likely to have, individually and in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, all Significant Subsidiaries of the Company and their respective jurisdictions of incorporation and jurisdictions in which they are qualified to do business are identified in Section 4.06(a) of the Company Disclosure Schedule.

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Significant Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than restrictions imposed by federal and state securities laws and other than any Lien that is not material in the context of the Significant Subsidiary in question. There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any Significant Subsidiary, or other obligation of the Company or any Significant Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Significant Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SIGNIFICANT SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Significant Subsidiary Securities.

      (c) Except for such exceptions that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Other Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than restrictions imposed by federal and state securities laws. Except for such exceptions that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, there are no outstanding (i) securities of the Company or any Other Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Other Subsidiary or (ii) options or other rights to acquire from the Company or any Other Subsidiary, or other obligation of the Company or any Other Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Other Subsidiary (the items in clauses
(i) and (ii) being referred to collectively as the "OTHER SUBSIDIARY Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Other Subsidiary Securities, except for such obligations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

      Section 4.07. SEC Filings. (a) The Company has made available to the Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended March 2, 2002 and March 1, 2003, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held or scheduled to be held from March 1, 2003 to the date of this Agreement, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since March 1, 2003 (the documents referred to in this Section 4.07(a), collectively, the "SEC DOCUMENTS").

      (b) As of its filing date, each SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 4.08. Financial Statements. The audited consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

      Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this 0 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

      Section 4.10. Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in the Company 10-K or any SEC Document filed subsequent to the filing of the Company 10-K but prior to the date of this Agreement (collectively, the "CURRENT SEC DOCUMENTS"), as set forth in Section 4.10 of the Company Disclosure Schedule or as may be affected by actions permitted to be taken pursuant to Section 6.01 or actions specifically contemplated to be taken by this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and since the Balance Sheet Date, except as disclosed in the Current SEC Documents or as set forth in Section 4.10 of the Company Disclosure Schedule, there has not been:

      (a) any event, occurrence or circumstance that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

      (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

      (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

      (e) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries or otherwise in the ordinary course of business consistent with past practices;

      (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

      (g) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP;

      (h) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries (other than pursuant to the terms of existing plans, policies, agreements or arrangements, including the Company's severance policy guidelines previously made available to Parent, or in the ordinary course of business with respect to any non-officer employee whose annual base salary does not exceed $150,000), (ii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or (other than any such agreement or amendment entered into in the ordinary course of business, which will not result in liability to the Company upon termination of employment in an amount in excess of $150,000 per employee) employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law or contemplated by this Agreement) of any collective bargaining (but only through the date of this Agreement), bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other material benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or
(v) material increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its Subsidiaries;

      (i) through the date immediately preceding the date of this Agreement, any organized labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees; or

      (j) as of the date of this Agreement, any Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into with a Taxing Authority, or any Tax claim, audit or assessment settled which would be reasonably likely to have a Company Material Adverse Effect.

      Section 4.11. No Undisclosed Material Liabilities. Except as set forth in
Section 0 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

      (a) liabilities or obligations disclosed and provided for in the Balance Sheet or the Current SEC Documents;

      (b) liabilities or obligations incurred in connection with that certain proxy contest relating to the annual meeting of the Company's stockholders currently scheduled for July 8, 2003 (or the election of directors thereat) (the "PROXY CONTEST");

      (c) liabilities or obligations under this Agreement;

      (d) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement or the Chu Agreements;

      (e) liabilities or obligations incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice;

      (f) liabilities or obligations arising under the terms of (but not from any breach of default under) any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries, including any agreement, contract or other instrument that is entered into after the date of this Agreement, as long as entering into such agreement, contract or other instrument does not violate any provision of this Agreement;

      (g) liabilities or obligations arising out of, resulting from or caused by any loss of employees, labor dispute, employee strikes, slowdowns, job actions or work stoppages or labor union activities that are incurred or arise after the execution of this Agreement by all parties hereto or result from the announcement of this Agreement and the Chu Agreements and the transactions contemplated hereby and thereby;

      (h) liabilities or obligations specifically addressed in any of the other representations or warranties made by the Company herein (disregarding any thresholds specified therein); and

      (i) other liabilities or obligations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

      Section 4.12. Compliance with Laws and Court Orders. Except as set forth in Section 4.12 of the Company Disclosure Schedule or as disclosed in the Current SEC Documents, the Company and each of its Subsidiaries is and since January 1, 2001 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.13. Litigation. Except (a) as set forth in Section 4.13 of the Company Disclosure Schedule, (b) as disclosed in the Current SEC Documents, (c) for any action, suit, investigation or proceeding relating to, arising out of or resulting from the transactions contemplated by this Agreement or the Chu Agreements, the announcement of this Agreement or the Chu Agreements, the announcement of such transactions or the Proxy Contest, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries or any present or former officer or director (in such officer's or director's capacity as such) of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries is directly liable or any of the respective properties of the Company or any of its Subsidiaries before any court or arbitrator or before or by any Governmental Authority that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.14. Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule and except for failures, violations, inaccuracies, omissions or proceedings which would not be reasonably likely to have a Company Material Adverse Effect:

      (a) all Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns were, at the time of filing, true and complete in all material respects;

      (b) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

      (c) the income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended February 27, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

      (d) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax;

      (e) during the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

      (f) neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) of the Code, or participated in a "reportable transaction" as defined in Treasury Regulations
Section 1.6011-4(b), in each case after the applicable effective date; and

      (g) Section 4.14 of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

      (h) "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). "TAX RETURN" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

      Section 4.15. Labor Matters. Section 4.15 of the Company Disclosure Schedule contains a complete list as of the date of this Agreement of all collective bargaining agreements or other contracts with any labor organization or other representative of the Company's employees in connection with their employment with the Company (each, a "UNION CONTRACT" and collectively, the "UNION CONTRACTS"). Complete copies of each Union Contract have been made available to Parent.

      Section 4.16. Employee Benefit Plans. (a) Excluding International Plans,
Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each (i) material "employee benefit plan," as defined in
Section 3(3) of ERISA, (ii) material employment, severance or similar contract, plan, arrangement or policy, (iii) other plan or arrangement providing for stock option or other stock related rights or (iv) other material plan or arrangement (written or oral) providing for bonuses or incentive compensation, profit-sharing, or deferred compensation, which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability. Except for those plans filed as part of the SEC Documents, copies of such plans (and, if applicable, related trust or funding agreements) and all amendments thereto and any summary plan descriptions have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS."

      (b) Neither the Company nor any ERISA Affiliate nor, to the knowledge of the Company, any predecessor thereof, sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan), with such exceptions as would not be reasonably likely to have a Company Material Adverse Effect.

      (c) Except as set forth in Section 4.16 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any ERISA Affiliate contributes to any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"). The Company has made available to Parent a copy of the most recent estimate dated prior to the date of this Agreement of the potential withdrawal liability payable by the Company and any ERISA Affiliate of the Company if a full or partial withdrawal by the Company and each of its ERISA Affiliates occurred, to the extent that such estimate has been provided by the Multiemployer Plan.

      (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the knowledge of the Company, there is no event or condition which would reasonably be likely to result in the revocation or non-issuance of any such favorable determination letter. The Company has made available to Parent copies of the most recent (as of the date of this Agreement) Internal Revenue Service determination letters with respect to each such Employee Plan. Except as set forth in Section 4.16 of the Company Disclosure Schedule, each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan, with such exceptions as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Except as set forth in Section 4.16 of the Company Disclosure Schedule, no events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, with such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      (e) Except as set forth in Section 4.16 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

      (f) Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or as may be required under other applicable law.

      (g) Except as set forth in Section 4.16 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the date of this Agreement.

      (h) Except as set forth in Section 4.16 of the Company Disclosure Schedule, all contributions and payments required to be made under each Employee Plan have been timely made or accrued in accordance with GAAP.

      (i) Except as set forth in Section 4.16 of the Company Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority with such exceptions as would not be reasonably likely to have a Company Material Adverse Effect.

      (j) Section 4.16 of the Company Disclosure Schedule sets forth each material International Plan that is a defined benefit pension plan, except for any International Plan that is a governmental, statutory or mandated plan. Each such International Plan has been maintained in substantial compliance with its terms and in substantial compliance with applicable laws and the requirements of any trust deed under which each such International Plan was established, except for such exceptions to the foregoing which, in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

      Section 4.17. Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business as currently conducted, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 4.17 of the Company Disclosure Schedule, to the knowledge of the Company, none of the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, except for such infringements, misappropriations or violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 4.17 of the Company Disclosure Schedule or as would not be reasonably likely to have a Company Material Adverse Effect, to the knowledge of the Company, no Person has materially infringed, misappropriated or otherwise violated any material Intellectual Property Right of the Company or its Subsidiaries. Section 4.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all agreements pursuant to which the Company or any of its Subsidiaries grants to a Third Party the right to use any of its Intellectual Property Rights for purposes of manufacturing, distributing or selling products and pursuant to which (x) the Company and its Subsidiaries reasonably expect to receive annual payments of more than $500,000 or (y) the Company and its Subsidiaries received payments of more than $500,000 during the fiscal year ended March 1, 2003.

      Section 4.18. Certain Contracts. Except as disclosed in the Current SEC Documents, each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

      Section 4.19. Antitakeover Statutes And Rights Agreement. (a) The Company has taken all action necessary to render the limitations contained in Section 203 of Delaware Law inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

      (b) The Company has taken all action necessary to render the Preferred Stock Purchase Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

      Section 4.20. Finder's Fees. Except for Rothschild Inc. and Bear, Stearns & Co. Inc., copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

      Section 4.21. Opinion of Financial Advisors. The Company has received the opinions of Rothschild Inc. and Bear, Stearns & Co. Inc., financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders (other than Parent, Merger Subsidiary, Harvey Sanders, the Harvey Sanders Grantor Retained Income Trust and David Chu) from a financial point of view.

      Section 4.22. Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER BY THE COMPANY, ANY SUBSIDIARY OF THE COMPANY, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUBSIDIARY, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE COMPANY, ANY SUBSIDIARY OF THE COMPANY, OR ANY OF THEIR RESPECTIVE

DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE FOREGOING.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company that:

      Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

      Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder and (iv) actions or filings, the failure of which to take or make would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any governmental license, franchise, permit or other similar authorization relating to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such violations or breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      Section 5.05. Disclosure Documents. None of the information provided or to be provided by Parent for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      Section 5.06. Finders' Fees. Except for Citigroup Global Markets Inc. and Financo, Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

      Section 5.07. Financing. Parent will have at the Effective Time sufficient funds available to enable it to consummate the transactions contemplated hereby.

      Section 5.08. Chu Purchase Agreement. The representations and warranties of Parent contained in the Chu Purchase Agreement are true and correct in all material respects. The Chu Purchase Agreement is in full force and effect

                                    ARTICLE 6

                            COVENANTS OF THE COMPANY

      The Company agrees that:

      Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as contemplated by this Agreement:

      (a) the Company shall not adopt or propose any change to its restated certificate of incorporation or bylaws;

      (b) the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person, acquire a material amount of assets of any other Person or acquire more than 30% of the outstanding capital stock or other equity interests of any other Person; provided that in no event shall the purchase price for any such acquisition of assets, capital stock or other equity interests exceed $1 million for any such individual acquisition or $5 million in the aggregate for all such acquisitions;

      (c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any Significant Subsidiary or any material amount of assets, securities or property except either (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

      (d) the Company shall not, and shall not permit any of its Subsidiaries to, knowingly take any action that would make any representation and warranty of the Company contained in Section 4.01, 4.04, 4.05, 4.06, 4.08, 4.09, 4.10(b),
4.10(d), 4.10(e), 4.10(h) or 4.19 inaccurate in any material respect at, or as of any time prior to, the Effective Time; or

      (e) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      Section 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this

Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.03(b), use reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (the "COMPANY STOCKHOLDER APPROVAL") and (iii) otherwise comply with all legal requirements applicable to such meeting.

      Section 6.03. No Solicitation; Other Offers. (a) From and after the execution of this Agreement by all of the parties hereto until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 10, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall instruct its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate or knowingly take any action designed to facilitate the submission of any Acquisition Proposal,
(ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries or knowingly afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (other than such components of such businesses, properties or assets that are generally accessible to the public) to, any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (B) amend or grant any waiver or release or approve any transaction or redeem rights under the Rights Agreement, (C) approve any transaction under Section 203 of Delaware Law or (D) approve of any Person becoming an "interested stockholder" under Section 203 of Delaware Law and/or (iv) enter into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.03(b)(ii) or a Superior Proposal Agreement in accordance with Section 10.01(d)(ii)(B)).

      (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, in response to a bona fide Acquisition Proposal the Company's Board of Directors determines in good faith is reasonably likely to result in a Superior Proposal (provided such Acquisition Proposal is not received in violation of Section 6.03(a)), (i) engage in negotiations or discussions with the Third Party making such Acquisition Proposal, (ii) furnish to such Third Party nonpublic information relating to, and afford access to the business, properties, assets, books and records of, the Company or any of its Subsidiaries pursuant to an appropriate confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent), (iii) fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02, (iv) amend or grant any waiver referred to in Section 6.03(a)(iii)(A), (v) take any of the actions referred to in Section 6.03(a)(iii)(B)-(D), but only in connection with entry into a Superior Proposal Agreement in accordance with
Section 10.01(d)(ii)(B) and/or (vi) enter into a Superior Proposal Agreement in accordance with Section 10.01(d)(ii)(B). Nothing contained herein shall prevent the Board of Directors of the Company from (i) taking any action that any court of competent jurisdiction orders the Company to take, (ii) making with respect to an Acquisition Proposal a "stop-look-and-listen" communication of the nature contemplated in, and otherwise in compliance with, Rule 14d-9(f) under the 1934 Act as a result of receiving an Acquisition Proposal or (iii) with regard to an Acquisition Proposal, complying with Rules 14e-2(a) or 14d-9 under the 1934 Act or making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's Board of Directors, is necessary for the Company's Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law. Unless this Agreement is previously terminated in accordance with Article 10, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting, even if the Board of Directors of the Company determines at any time after the date of this Agreement that it is no longer advisable or recommends that the stockholders of the Company reject it.

      (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the first sentence of the preceding subsection unless the Company delivers to Parent no later than substantially contemporaneously with the taking of such action a written notice advising Parent that it is taking (or will take) such action. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (other than such components of such businesses, properties or assets that are generally accessible to the public) by any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed in all material respects, on a prompt basis, of the status and material details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the execution of this Agreement by all parties hereto with respect to any Acquisition Proposal.

      "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Common Stock or 50% or more of the consolidated assets of the Company and its

Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote (excluding absent or abstaining directors), after taking into account, among other things, all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to the Company's stockholders in their capacity as such than as provided hereunder and which the Board of Directors of the Company believes is reasonably likely to be able to be consummated.

      Section 6.04. Tax Matters. (a) Except as otherwise required by applicable law or with the consent of Parent (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement with a Taxing Authority or settle or compromise any Tax claim, audit or assessment if any such action or omission, considered in the aggregate, would have the effect of materially increasing the Tax liability or reducing any material Tax Asset of the Company or any of its Subsidiaries.

      (b) All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees (including any penalties and interest) imposed upon the Company or any of its Subsidiaries, or any of its stockholders, in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company shall join in the execution of any such Tax returns and other documentation.

      Section 6.05. Access to Information. From the date of this Agreement until the Effective Time, subject to applicable law, upon reasonable notice and during normal business hours, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, employees, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. In addition to and not in limitation of the foregoing, the Company shall make available to Parent copies of each Internal Revenue Service determination letter received after the date of this Agreement with respect to any Employee Plan referred to in the first sentence of Section 4.16(d).

      Section 6.06. Notices of Certain Events. The Company shall promptly notify Parent of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

      (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.14 or 4.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

      Section 6.07. Disclosure Schedule. On the date of this Agreement, the Company has delivered to Parent a schedule (the "COMPANY DISCLOSURE SCHEDULE"), accompanied by a certificate signed by an authorized officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this
Section 6.07. The Company Disclosure Schedule constitutes an integral part of this Agreement. A matter set forth in one item of the Company Disclosure Schedule need not be set forth in any other item of the Company Disclosure Schedule so long as its relevance to the other sections or subsections of the Company Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Company Disclosure Schedule. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Company Material Adverse Effect" or other similar terms in this Agreement.

                                    ARTICLE 7

                               COVENANTS OF PARENT

      Parent agrees that:

      Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 7.02. Voting of Shares. Parent shall vote any shares of Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

      Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

      (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless any Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "INDEMNIFIED PERSON") from and against, and defend any Indemnified Person from and reimburse any Indemnified Person for, (i) any and all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), fines, liabilities and judgments and amounts that are paid in settlement arising out of or in connection with any claim, action, suit, proceeding or investigation (A) to the extent based on, or arising out of, the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time or (B) to the extent based on, or arising out of, or pertaining to, (1) this Agreement or the transactions contemplated hereby (including without limitation the Chu Agreements) or (2) the Proxy Contest, and (ii) without limitation to clause (i), to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's restated certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Surviving Corporation will, and the Parent will cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses (including reasonable attorneys' fees) of each Indemnified Person in connection with any such claim, action, suit, investigation or proceeding with respect to which such Indemnified Person is seeking indemnification hereunder as such reasonable out-of-pocket expenses are incurred (subject to having received an undertaking from such Indemnified Person to reimburse such expenses if it is subsequently determined that the Indemnified Person is not entitled to indemnification under applicable law). In addition, the Surviving Corporation shall pay a per diem fee of $3,000 per day to each Specified Director, for each day spent by such Specified Director in preparing for, traveling to, cooperating or testifying in connection with, any claim, action, suit, proceeding or investigation for which such Specified Director is required to be indemnified pursuant to this Section 7.03(a) ("PROCEEDINGS COOPERATION") (such amount to be pro rated for any day on which less than eight hours is so spent), but only after such Specified Director has engaged in Proceedings Cooperation for a total of two days (or, if longer, 16 hours) in connection with any Proceedings Cooperation after the date of this Agreement, provided that the aggregate amount of per diem fees payable hereunder to all Specified Directors shall not exceed $150,000. Each of Israel Rosenzweig, Robert B. Banks, and Ronald G. Weiner shall constitute "SPECIFIED DIRECTORS".

      Parent shall be jointly and severally liable with the Surviving Corporation for the performance of the Surviving Corporation's obligations under this Section 7.03(a) and Section 7.03(b).

      Upon receipt by an Indemnified Person of actual notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought pursuant to this Section 7.03(a), such Indemnified Person shall promptly notify the Surviving Corporation with respect thereto. In addition, an Indemnified Person shall promptly notify the Surviving Corporation after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person. In any event, failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation or Parent from any liability which the Surviving Corporation or Parent may have on account of this indemnity or otherwise, except to the extent the Surviving Corporation shall have been materially prejudiced by such failure. The Surviving Corporation may, at its election (such election to be made within 30 days of receipt of the summons or other legal process referred to above), and, if requested by an Indemnified Person, shall (within 30 days of receipt of a request thereto), assume the defense of and control any litigation or proceeding in respect of which indemnity may be sought hereunder (with, in the case of any litigation or proceeding brought in federal or state court in the State of Delaware or the State of New York, counsel of international stature having a principal office in New York, and, in the case of any other litigation or proceeding, with counsel of national stature), including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Surviving Corporation shall not be liable for the fees and expenses of any other counsel retained by an Indemnified Person in connection with such litigation or proceeding. The Indemnified Person may assume the defense of and control any such litigation or proceeding in the event that the Surviving Corporation is not in good faith pursuing the defense of such matter or if within the applicable period specified in the immediately preceding sentence the Surviving Corporation shall not assume the defense of such matter. In the case of any proceeding or litigation the defense and control of which the Indemnified Person shall have assumed in accordance with the immediately preceding sentence (and in the case of clauses (i) and (ii) of the next succeeding sentence), (i) the Indemnified Party may retain its own counsel, (ii) the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel promptly after receipt of any invoices with respect thereto (subject to having received an undertaking from such Indemnified Person to reimburse such expenses if it is subsequently determined that the Indemnified Person is not entitled to indemnification under applicable law), and (iii) the Surviving Corporation shall use reasonable efforts to assist in the defense of any such matter. In any such litigation or proceeding the defense of which the Surviving Corporation shall have so assumed and be pursuing in good faith, any Indemnified Person shall have the right to participate in (but not control) such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Surviving Corporation and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Surviving Corporation and such Indemnified Person and representation of both parties by the same counsel would, in the good faith opinion of counsel to the Surviving Corporation, be inappropriate due to actual or potential differing interests between the Surviving Corporation and such Indemnified Person. In any litigation or proceeding of which the Surviving Corporation shall have assumed the defense, the Surviving Corporation shall not settle such matter without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) and no Indemnified Person shall be required to agree to settle such matter unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability arising out of or in connection with such matter, (y) does not include any admission of fault, culpability or a failure to act by, or on behalf of, such Indemnified Person or payment of any money by such Indemnified Person and (z) does not result in the imposition against such Indemnified Person of injunctive or other equitable relief. The Surviving Corporation shall not be liable for any settlement of any litigation or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Surviving Corporation agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment; provided that if the Surviving Corporation shall not have assumed and pursued in good faith the defense of any litigation or proceeding, the Indemnified Person may settle any such litigation or proceeding with the consent of the Surviving Corporation, in which case the Surviving Corporation shall be liable for such settlement and promptly indemnify the Indemnified Person from and against any liability by reason of such settlement.

      (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 250% of the annualized premium for such policy based on the rate thereof as of the date of this Agreement, which amount Company has disclosed to Parent prior to the date of this Agreement. If, during such six-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 250% of the Company's annual premium therefor, the Parent shall use its reasonable efforts to cause to be obtained as much directors' and officers' liability insurance coverage as can be obtained for an amount equal to 250% of the Company's annual premium therefor in effect at the Effective Time, on terms and conditions substantially similar to the Company's then existing directors' and officers' liability insurance.

      (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.03.

      (d) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights to indemnification and exculpation of personal liability that such Person may have under the restated certificate of incorporation or bylaws of the Company or the certificate of incorporation or bylaws of any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

      Section 7.04. Parent Employee Matters.

      (a) Parent shall cause the Surviving Corporation and/or any of its Subsidiaries, as applicable, effective on and after the Effective Time, to honor and assume and agree to perform the obligations of the Company or any of its Subsidiaries under the Employee Plans and all employment, severance, termination, change of control, consulting and collective bargaining agreements to which the Company or any Subsidiary is a party, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such plan or agreement.

      (b) Parent agrees that, for at least one year following the Effective Time, subject to applicable law, Parent will provide, or cause to be provided, to the individuals who are employees of the Company and its Subsidiaries as of the Effective Time except employees covered by collective bargaining agreements to which the Company or any Subsidiary of the Company is a party, with respect to whom Section 7.04(a) shall apply (the "TRANSFERRED EMPLOYEES") benefits materially no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees or, at the election of Parent, materially no less favorable, in the aggregate than the benefits provided from time to time to similarly situated employees of Parent and its Subsidiaries (other than any stock option or other equity based incentive plan currently provided by the Company), and Parent shall cause to be provided to any Transferred Employee who is terminated during the one-year period following the Effective Time, severance benefits no less favorable than those currently provided to a similarly situated employee under any severance pay plan, policy, arrangement or guideline of the Company or its Subsidiaries. Notwithstanding the foregoing, nothing herein shall otherwise limit Parent's right to amend, modify or terminate any Employee Plan or International Plan.

      (c) Parent agrees that each employee of the Company will receive service credit for all periods of employment with the Company and its Affiliates or any predecessors thereto prior to the Effective Time for all purposes of participation eligibility and vesting (other than for benefit accrual purposes) under any employee benefit plan of Parent or its Affiliates in which such employee participates after the Effective Time to the extent that such service was recognized under any analogous plan of the Company or its Affiliates in effect immediately prior to the Effective Time.

      (d) For purposes of each new or existing employee benefit plan of Parent or its Affiliates providing medical, dental, pharmaceutical or vision benefits to any employee of the Company or its Subsidiaries, Parent or its Affiliates shall cause all pre-existing condition exclusions and actively-at-work requirements of such new or existing employee benefit plan of Parent or its Affiliates to be waived for such employee and his or her covered dependents, to the extent such exclusions were not applicable or requirements were waived under the corresponding Employee Plan, and Parent or its Affiliates shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such employee's participation in the corresponding new or existing employee benefit plan of Parent or its Affiliates begins to be taken into account under such new or existing employee benefit plan of Parent or its Affiliates for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new or existing employee benefit plan.

      (e) Nothing in this Section 7.04 will be or be deemed to be for the benefit of or enforceable by, any person who is not a party hereto, including, without limitation, any employee of the Company, the Surviving Corporation or any of their respective Affiliates or shall be deemed to limit the Surviving Corporation's or its Affiliates' ability to modify or eliminate any Employee Plan or International Plan.

                                   ARTICLE 8.

                       COVENANTS OF PARENT AND THE COMPANY

      The parties hereto agree that:

      Section 8.01. Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, Company and Parent shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection with this Agreement or the transactions contemplated hereby.

      (b) In furtherance and not in limitation of the foregoing, each of (i) Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Subsidiary and the Company shall use reasonable efforts to satisfy the conditions to such party's obligations to consummate the transactions contemplated by this Agreement.

      Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking to timely obtain any consents and approvals listed in Section 4.04(iii) of the Company Disclosure Schedule.

      Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or Nasdaq, shall not issue any such press release or make any such other public statement without the consent of the other party (which consent shall not be unreasonably withheld or delayed).

      Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 8.05. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such party from a source other than the other party or its Subsidiaries or their advisors, provided that to such party's knowledge such source was not prohibited from disclosing such information to such party by a contractual, legal or fiduciary obligation to the other party or its Subsidiaries or their advisors, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party on a non-confidential basis from sources other than the other party or its Subsidiaries or their advisors, provided that to such party's knowledge, after due inquiry, such source is not prohibited from disclosing such information to such party by a contractual, legal or fiduciary obligation to the other party or its Subsidiaries or their advisors; provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Notwithstanding any other provision of this Agreement, each of Parent and the Company may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information, except as otherwise required by applicable securities laws). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on Parent's or the Company's ability to consult any tax adviser, whether or not independent from Parent, Company or their respective Affiliates, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

      Section 8.06. Chu Purchase Agreement. Prior to the Effective Time, Parent shall (a) use its reasonable efforts to consummate the "Closing" under and as defined in the Chu Purchase Agreement (including using reasonable efforts to seek specific enforcement thereof), (b) perform its obligations (including any obligation to make payments) under the Chu Purchase Agreement in all respects in strict compliance therewith, (c) not amend the Chu Purchase Agreement in any respect, (d) not terminate the Chu Purchase Agreement, (e) promptly send to the Company a copy of any notice received in connection with the Chu Purchase Agreement and the transactions contemplated thereby and (f) promptly notify the Company of any significant developments relating to the Chu Purchase Agreement and the transactions contemplated thereby.

                                    ARTICLE 9

                            CONDITIONS TO THE MERGER

      Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

      (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

      (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Merger;

      (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

      (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger, the failure to obtain which would be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been taken, made or obtained.

      Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following further conditions:

      (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent a representation or warranty is expressly made as of a time other than the Effective Time, in which case such representation or warranty shall be true in all material respects at and as of such time); provided, however, that any such representation or warranty that is qualified by any standard of materiality or Company Material Adverse Effect shall be true in all respects in the form written and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

      (b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such action or proceeding) by the United States Federal Trade Commission or the United States Department of Justice before any court or Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) that otherwise is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect; provided that Parent shall have used its reasonable efforts to challenge such action or proceeding (or investigation or other inquiry);

      (c) there shall not have been after the date of this Agreement any federal or state statute enacted, enforced or promulgated by any government or governmental authority or agency of the United States or any state in which either Parent, the Company or their respective Subsidiaries conducts a material amount of business that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above;

      (d) Parent shall have received all documents it may reasonably request relating to the existence of the Company and its Significant Subsidiaries and the authority of the Company to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Parent;

      (e) the holders of not more than 12.5% of the outstanding shares of Common Stock shall have demanded appraisal of their shares in accordance with Delaware Law; and

      (f) the transactions contemplated by the Chu Purchase Agreement to be consummated at the "Closing" thereunder shall have been consummated or shall be consummated substantially contemporaneously with the Effective Time; provided that this clause (f) shall not apply if Parent shall have refused to consummate such "Closing" in breach of its obligation to do so under the Chu Purchase Agreement.

      Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following further conditions:

      (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent a representation or warranty is expressly made as of a time other than the Effective Time, in which case such representation or warranty shall be true in all material respects at and as of such time); provided, however that any such representation or warranty that is qualified by any standard of materiality or Parent Material Adverse Effect shall be true in all respects in the form written and (iii) the Company shall have received a certificate signed by an executive officer of the Parent and the Merger Subsidiary to the foregoing effect; and

      (b) the Company shall have received all documents it may reasonably request relating to the existence of Parent and Merger Subsidiary and the authority of Parent and Merger Subsidiary to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Company.

                                   ARTICLE 10

                                   TERMINATION

      Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

      (a) by mutual written agreement of the Company and Parent;

      (b) by either the Company or Parent, if:

            (i) the Merger has not been consummated on or before February 7, 2004 (the "END DATE");

            (ii) (A) there shall be any United States law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company, Merger Subsidiary or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii)(B) shall have used its reasonable efforts to challenge such judgment, injunction, order or decree; or

            (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any postponement or adjournment thereof);

      (c) by Parent, if:

            (i) at any time prior to the adoption and approval of this Agreement by the Company's stockholders, the Board of Directors of the Company shall have (A) failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger,
      (B) approved, recommended or endorsed any Acquisition Proposal or (C) failed to call the Company Stockholder Meeting in accordance with Section 6.02;

            (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

            (iii) the Company shall have knowingly, willfully and materially breached any of its obligations under Section 6.02 or 6.03; or

      (d) by the Company, if:

            (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

            (ii) (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (a "SUPERIOR PROPOSAL AGREEMENT") and the Company notifies Parent, in writing and at least 48 hours prior to such termination (which notice need only be given once with respect to any Acquisition Proposal or amendment thereto), promptly of its intention to enter into such a Superior Proposal Agreement, attaching the most current draft of such Superior Proposal Agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within 48 hours of receipt of such written notification, an offer that the Board of Directors of the Company determines in good faith, is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that (1) the Company shall not enter into any such Superior Proposal Agreement during the first 36 hours of such 48-hour period and (2) the Company may enter into any such Superior Proposal Agreement during the last 12 hours of such 48-hour period, provided that any such Superior Proposal Agreement entered into during such 12-hour period shall provide that it shall terminate upon an offer by Parent that the Board of Directors of the Company determines in good faith is at least as favorable to the stockholders of the Company as such Superior Proposal) and (C) the Company substantially simultaneously with such termination pursuant to this clause 10.01(d)(ii) pays to Parent in immediately available funds the amounts required to be paid pursuant to Sections 11.04(b). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

      Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto;

provided that, if such termination shall result from the willful failure of either party to perform in all material respects any of its covenants contained in this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 8.05, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10 and 11.11 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                  MISCELLANEOUS

      Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

                  VF Corporation
                  105 Corporate Center Boulevard
                  Greensboro, NC 27408
                  Attention: Candace Cummings
                  Facsimile No.: (336) 424-7696
                  E-mail: candace_cummings@vfc.com

      with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY 10017
                  Attention: George R. Bason, Jr.
                  Facsimile No.: (212) 450-3340
                  E-mail: bason@dpw.com

      if to the Company, to:

                  Nautica Enterprises, Inc.
                  40 West 57th Street
                  7th Floor
                  New York, NY  10019
                  Attention: Mr. Harvey Sanders
                  Facsimile No.: (212) 632-4353
                  E-mail: harvey.sanders@nautica.com
      with a copy to:

                  Hughes Hubbard & Reed LLP
                  One Battery Park Plaza
                  New York, NY  10004
                  Attention: Kenneth A. Lefkowitz
                  Facsimile No.: (212) 422-4726
                  E-mail: lefkowit@hugheshubbard.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

      Section 11.02. Nonsurvival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except that the agreements set forth in Article 2 and Article 3 and Sections 7.03, 7.04, 8.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11
and 11.12 shall survive the Effective Time and remain in effect in accordance with their respective terms.

      Section 11.03. Amendments and Waivers. (a) Subject to applicable law, any provision of this Agreement may be amended or waived prior to the Effective Time whether before or after any vote of the stockholders of the Company contemplated hereby if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Common Stock or effect any other change not permitted by Section 251(d) of Delaware Law.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent and the Company each shall pay 50% of any fees and expenses, other than attorneys' and accounting fees and expenses, incurred in respect of the printing, filing and mailing of the Proxy Statement and any amendments or supplements thereto.

      (a) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds) a fee of $18 million (i) if pursuant to (x) or (z) below within two Business Days of the occurrence of such Payment Event or, (ii) if pursuant to (y) below, substantially simultaneously with the occurrence of such Payment Event.

      "PAYMENT EVENT" means (x) the termination of this Agreement pursuant to
(1) Section 10.01(c)(i) or (2) Section 10.01(c)(iii) (based on a willful, knowing and material breach by the Company of its obligations under Section 6.02 or 6.03), (y) the termination of this Agreement pursuant to Section 10.01(d)(ii) or (z) the consummation of any of the transactions described in clauses (A) through (D) within 8 months of the termination of this Agreement pursuant to Sections 10.01(b)(i) (except for any such termination following a refusal by Parent to consummate the Merger based solely on the failure of the condition specified in Section 9.02(a)(ii) or 9.02(d) to be fulfilled) or 10.01(b)(iii) if prior to such termination (or, in the case of a termination pursuant to Section 10.01(b)(iii), prior to the Company Stockholder Meeting), there shall have been made a bona fide Acquisition Proposal pursuant to which stockholders of the Company would receive cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $17.00 per share of Common Stock and which bona fide Acquisition Proposal shall have been outstanding at the time of such termination (or, in the case of a termination pursuant to Section 10.01(b)(iii), at the time of the Company Stockholder Meeting): (A) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Common Stock; or (D) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole, provided that no Payment Event shall be considered to have occurred as described in this clause (z) unless in connection with the transaction described in clauses (A), (B), (C) or (D) the stockholders of the Company shall have received, within 8 months of such termination of this Agreement, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $17.00 per share of Common Stock.

      (c) The Company acknowledges that the agreements contained in this Section
11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

      (d) Parent and Merger Subsidiary agree that the payment set forth in
Section 11.04(b), if such payment is payable and is actually paid, shall be the sole and exclusive remedy of Parent and Merger Subsidiary upon a termination of this Agreement pursuant to Sections 10.01(b)(i), 10.01(b)(iii), 10.01(c)(i), 10.01(c)(iii) or 10.01(d)(ii), and such remedy shall be limited to the sum stipulated in Section 11.04(b), regardless of the circumstances giving rise to such termination.

      Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 7.03 are intended for the direct and irrevocable benefit of the Indemnified Persons described therein and their respective heirs or legal representatives (each, a "THIRD PARTY BENEFICIARY"), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against the Surviving Corporation and Parent in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto.

      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder. Any attempted assignment in violation of this Section shall be null and void and shall have no effect.

      Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

      Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

      Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 11.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

      Section 11.10. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and, subject to the immediately following sentence, the Confidentiality Agreement dated May 27, 2003 between the Company and Parent constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. The Company and Parent hereby agree that paragraphs 1, 3 (but only the first sentence thereof), 8, 9, 11, 12, 13 and 16 of such Confidentiality Agreement are terminated, and shall be of no further force and effect, effective immediately.

      Section 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         NAUTICA ENTERPRISES, INC.
                                         By: /s/ Harvey Sanders
                                             -----------------------------------
                                             Name:  Harvey Sanders
                                             Title: President and
                                                    Chief Executive Officer

                                         VF CORPORATION
                                         By: /s/   Mackey J. McDonald
                                            ------------------------------------
                                            Name:  Mackey J. McDonald
                                            Title: Chairman, President & CEO


                                         VOYAGER ACQUISITION CORPORATION
                                         By: /s/   Candice S. Cummings
                                            ------------------------------------
                                            Name:  Candice S. Cummings
                                            Title: Vice President